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                                                                      EXHIBIT 12

                 THE WILLIAMS COMPANIES, INC. AND SUBSIDIARIES
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                    AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                              (Dollars in millions)


                                                               Years Ended December 31,
                                             ------------------------------------------------------------
                                               1997         1996         1995         1994         1993
                                             --------     --------     --------     --------     --------
Earnings:
   Income from continuing operations
      before income taxes                    $  528.5     $  545.4     $  401.4     $  246.6     $  298.0
   Add:
      Interest expense--net                     388.6        353.0        263.4        139.8        140.8
      Rental expense representative
         of interest factor                      34.2         27.7         26.9          9.2          8.1
      Preferred dividends of
         subsidiaries                              --           --          3.7           --           --
      Interest accrued--50% owned
         company                                   --          1.3         30.7         31.7         31.3
      Minority interest in income
         of consolidated subsidiaries            14.0           --         10.0           --           --
      Other                                        .8          4.2          5.5          2.0          4.1
                                             --------     --------     --------     --------     --------

         Total earnings as adjusted
            plus fixed charges               $  966.1     $  931.6     $  741.6     $  429.3     $  482.3
                                             ========     ========     ========     ========     ========

Combined fixed charges and preferred
   stock dividend requirements:
      Interest expense--net                  $  388.6     $  353.0     $  263.4     $  139.8     $  140.8
      Capitalized interest                       15.9          6.9         14.5          6.0         10.4
      Rental expense representative
         of interest factor                      34.2         27.7         26.9          9.2          8.1
      Pretax effect of dividends on
         preferred stock of the Company          16.1         16.2         18.0         13.1         19.1
      Pretax effect of dividends on
         preferred stock of subsidiaries           --           --          5.8           --           --
      Interest accrued--50% owned
         company                                   --          1.3         30.7         31.7         31.3
                                             --------     --------     --------     --------     --------

            Combined fixed charges and
              preferred stock dividend
              requirements                   $  454.8     $  405.1     $  359.3     $  199.8     $  209.7
                                             ========     ========     ========     ========     ========

Ratio of earnings to combined
   fixed charges and preferred
   stock dividend requirements                   2.12         2.30         2.06         2.15         2.30
                                             ========     ========     ========     ========     ========
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